Exhibit 99.1

Corporate Contacts
Gary Titus	Ana Kapor
Chief Financial Officer	Investors/Media
650.358.3456	650.358.3437
gtitus@sciclone.com	investorrelations@sciclone.com

SCICLONE REPORTS FINANCIAL RESULTS AND PROVIDES PIPELINE

UPDATE FOR THE SECOND QUARTER OF 2009

Revenues Increased 59% Compared with the Second Quarter of 2008

Full Year Guidance Increased for Revenues and Earnings

Foster City, Calif. – August 4, 2009 – SciClone Pharmaceuticals, Inc. (NASDAQ: SCLN) today reported financial results for the second quarter of 2009. Revenues for the quarter grew 59% to $22.0 million compared with the same period in 2008. SciClone reported net income of $7.3 million or $0.16 per share on a basic and diluted basis, compared with a net loss of $0.3 million, or $0.01 per share for the same period of last year.

“We are very pleased with the exceptional results in this quarter, which allow us to increase our revenue and earnings guidance for the full year. These robust financial results, combined with our cost-containing clinical development strategy and focused expense management, are a result of the execution of our corporate strategy. The recent licensing of the oral anti-nausea product, ondansetron RapidFilm™, shows further progress with our corporate strategy to broaden our product pipeline for China and Vietnam, where we see strong growth opportunities,” said Friedhelm Blobel, Ph.D., SciClone’s President and Chief Executive Officer. “Importantly, we are also preparing for the opportunity to develop ZADAXIN® in certain countries as an enhancer of novel H1N1 flu vaccines for immune-compromised populations. This plan entails many uncertainties, therefore we have not reflected additional sales or earnings in our updated 2009 guidance but we are building inventories to address the potential increased demand associated with this difficult healthcare situation.”

Financial Outlook for 2009

SciClone is updating its financial guidance for 2009. The Company anticipates full year 2009 revenues of between $69 and $71 million, an increase of approximately 28% to 31% over 2008. SciClone anticipates earnings per share for the full year 2009 to be between $0.10 and $0.14. Although revenues were higher than expected in the second quarter of 2009, largely due to higher demand in China for ZADAXIN related to H1N1 flu virus concerns, for the rest of the year the Company expects its quarterly sales growth to return to levels more consistent with its established business. SciClone expects increased R&D expenses in the second half of 2009 associated with H1N1 animal and, potentially, human studies; timing of other clinical development expenses; and costs of in-licensing products for China. SciClone’s cash, cash equivalents, investments and restricted investments at December 31, 2009, are projected to be between $20 and $22 million.

Financial Results

Research and development expenses for the second quarter of 2009 totaled $3.7 million, compared with $4.5 million for the same period last year. The decrease was primarily related to the timing of the clinical trial expenses during the second quarter. For the six months ended June 30, 2009, research and development expenses were $8.7 million, compared with $12.1 million for the same period last year.

Sales and marketing expenses for the second quarter of 2009 were $4.9 million, compared with $4.2 million for the same period last year. The increase in sales and marketing expenses in the second quarter of 2009 was primarily due to increases in marketing activities related to expanding sales efforts for SciClone’s lead product ZADAXIN in China. For the six months ended June 30, 2009, sales and marketing expenses were $9.2 million, compared with $8.1 million for the same period last year.

General and administrative expenses for the second quarter of 2009 decreased to $2.6 million, compared with $2.9 million for the same period last year. The decrease in expenses was primarily due to lower employee-related costs. For the six months ended June 30, 2009, general and administrative expenses were $5.7 million, compared with $5.9 million for the same period last year.

Net income for the second quarter of 2009 totaled $7.3 million, or $0.16 per share, compared with a net loss of $0.3 million, or $0.01 per share for the same period last year. For the six months ended June 30, 2009, net income was $7.4 million, or $0.16 per share, compared with a net loss of $6.0 million or $0.13 per share for the same period last year.

The second quarter 2009 expenses include $0.5 million of non-cash stock-based compensation charges, which were comparable to $0.5 million for the same period last year. Excluding non-cash stock-based compensation charges, on a pro-forma basis, net income was $7.9 million or $0.17 per share on a basic and diluted basis, compared with a net income of $0.2 million or $0.00 per share for the same period last year. The year to date 2009 expenses include $0.9 million of non-cash stock-based compensation charges, which were comparable to $1.0 million for the same period last year. Excluding non-cash stock-based compensation charges, on a pro-forma basis, net income was $8.3 million, or $0.18 per share on a basic and diluted basis, compared with a net loss of $5.0 million or $0.11 per share for the same period last year.

Cash, cash equivalents, investments and restricted investments totaled $24.0 million at June 30, 2009, compared with $29.7 million at December 31, 2008. The decrease in cash for the six months ended June 30, 2009 is mainly related to working capital changes associated with its growing international business and its ongoing clinical development projects. SciClone has available a $6 million line of credit with Silicon Valley Bank, which may be used to provide additional working capital to support the Company’s continuing growth.

Pipeline Updates

Together with its partner Sigma-Tau, SciClone is engaged in preclinical work to confirm the potential of ZADAXIN to enhance the immune response to novel pandemic flu H1N1 vaccines. ZADAXIN is approved in Italy and twelve other countries for influenza vaccine enhancement in immunocompromised patients or as an immune stimulant.

Animal studies are currently under way to assess the possibility that one or two injections would suffice. If successful, a small, brief clinical study in a targeted population would follow. SciClone is building inventories to address the potential increased demand associated with this difficult healthcare situation.

In July 2009, SciClone entered into an exclusive licensing agreement with APR Applied Pharma Research S.A. (“APR”), granting SciClone the commercialization rights for APR’s anti-nausea drug ondansetron RapidFilm™ for China and Vietnam. Ondansetron RapidFilm is an innovative oral thin film formulation of ondansetron, a serotonin 5-HT3 receptor antagonist commonly used to treat and prevent nausea and vomiting caused by chemotherapy, radiotherapy, and surgery. Based on an expected European approval and subsequent Chinese bioequivalency study, SciClone plans to file for product registration with the State Food and Drug Administration (SFDA) of China in 2010. SciClone believes it will obtain regulatory approval in 2011.

SciClone has recently learned from SFDA regarding its regulatory application of DC BeadTM, a product for the treatment of liver cancer, that in order for the agency to complete its review, SciClone must conduct a small local trial to supplement data obtained from a previous study performed in Hong Kong by Ronnie Poon, MD. If the trial, which is planned to commence this quarter, is positive, the Company expects to receive regulatory approval for DC Bead in the second half of 2010. DC Bead is approved in 40 countries worldwide, including the US (as LC BeadTM) and Europe.

Upcoming Milestones

SciClone expects to achieve the following significant milestones:

•	Achieve strong revenue growth and full year profitability in 2009;

•

Complete enrollment in the second half of 2009 of the phase 2 trial of SCV-07 for the delay of onset of severe oral mucositis in patients receiving chemoradiation therapy for the treatment of cancer of the head and neck;

•	Complete preclinical studies in the second half of 2009 evaluating the treatment regimen for ZADAXIN as an enhancer of H1N1 pandemic flu vaccine;

•	Initiate in the second half of 2009 the phase 2 trial of SCV-07 for HCV;

•	Report initial results in the first half of 2010 from the phase 2 trial of RP101 in pancreatic cancer;

•	Report initial results in the first half of 2010 from the phase 2 trial of SCV-07 in severe oral mucositis;

•	Establish a partnership for the Company’s phase 3-ready thymalfasin product candidate in stage IV melanoma.

Second Quarter 2009 Results Conference Call Information

SciClone will hold a conference call today, August 4, at 1:30 pm PDT (4:30 pm EDT) to discuss the second quarter 2009 financial results and to provide a business and product update for 2009. The call will be hosted by Friedhelm Blobel, Ph.D., President and CEO, and Gary Titus, Senior Vice President and CFO.

LIVE CALL:	866.730.5762 (U.S./Canada)
857.350.1586 (International)
Passcode: 65911017
REPLAY:	888-286-8010 (U.S./Canada)
617-801-6888 (International)
Passcode: 76916133
(Replay available from Tuesday, August 4, 2009 at 8:00 p.m. ET until 11:59 p.m. ET on Tuesday, August 11, 2009)

Interested parties who wish to listen to the webcast should visit the Investor Relations section of SciClone’s website at www.sciclone.com. The conference call will contain forward-looking statements. The information provided on the teleconference is only accurate at the time of the conference call, and SciClone is not responsible for providing updated information except as required by law.

Non-GAAP Financial Measures

SciClone provides all financial information required in accordance with generally accepted accounting principles (GAAP). To supplement our consolidated financial statements presented in accordance with GAAP, we are also providing with this press release non-GAAP net income. In preparing our non-GAAP information, we have excluded, where applicable, the impact of share-based compensation (a non-cash charge). Because of the non-cash nature of these charges, we believe that excluding them provides both management and investors with additional insight into our current operations, the trends affecting SciClone and SciClone’s marketplace performance. In particular, management finds it useful to exclude these charges in order to more readily correlate SciClone’s operating activities with SciClone’s ability to generate cash from operations. Accordingly, management uses these non-GAAP measures, along with the comparable GAAP information, in evaluating our historical performance and in planning our future business activities. Please note that our non-GAAP measures may be different than those used by other companies. The additional non-GAAP financial information we present should be considered in conjunction with, and not as a substitute for, our financial information presented in accordance with GAAP. We have provided a non-GAAP reconciliation of the Consolidated Statement of Operations for the periods presented in this release, which are adjusted to exclude share-based compensation expense for these periods. These measures should only be used to evaluate SciClone’s results of operations in conjunction with the corresponding GAAP measures for comparable financial information and understanding of SciClone’s ongoing performance as a business. SciClone uses both GAAP and non-GAAP measures to evaluate and manage its operations.

About SciClone

SciClone Pharmaceuticals (NASDAQ: SCLN) is a profit-driven, global biopharmaceutical company with a substantial international business and a product portfolio of novel therapies for cancer and infectious diseases. SciClone is focused on continuing international sales growth, a cost-containing clinical development strategy, and expense management. ZADAXIN (thymalfasin or thymosin alpha 1) is sold in over 30 countries for the treatment of hepatitis B (HBV) and hepatitis C (HCV), certain cancers and as a vaccine adjuvant. SciClone’s pipeline of drug candidates includes thymalfasin for stage IV melanoma, for which SciClone has reached agreement with the FDA on the design of a phase 3 trial; RP101 in a phase 2 trial for the treatment of pancreatic cancer; SCV-07 in a phase 2 trial for the delay of onset of severe oral mucositis in patients receiving chemoradiation therapy for the treatment of cancers of the head and neck; SCV-07 with a ready-to-initiate phase 2 trial for the treatment of HCV. SciClone has exclusive commercialization and distribution rights to DC Bead in China, where the product is under regulatory review. The Company also has commercialization and distribution rights to an anti-nausea drug ondansetron RapidFilmTM in China and Vietnam, for which it is seeking regulatory approval. For additional information, please visit www.sciclone.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding expected growth, development and regulatory objectives and timing expectations. You are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “might,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” or the negative of those words or other comparable words to be uncertain and forward-looking. These statements are subject to risks and uncertainties that are difficult to predict and actual outcomes may differ materially. These risks and uncertainties include our ability to achieve our product revenue and/or profitability goals which may be affected by economic conditions, regulatory developments, including particularly our ability to meet our expected timelines for approval of our products, other regulatory restrictions, developments with respect to our clinical programs and our regulatory objectives, the performance of our partners, vendors and other third parties with which we do business, our future cash requirements, and other matters. Please also refer to other risks and uncertainties described in SciClone’s filings with the Securities and Exchange Commission. All forward-looking statements are based on information currently available to SciClone and SciClone assumes no obligation to update any such forward-looking statements.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Product sales	$21,971,000	$13,834,000	$37,040,000	$24,468,000

Cost of product sales	3,289,000	2,511,000	5,833,000	4,478,000

Gross margin	18,682,000	11,323,000	31,207,000	19,990,000

Operating expenses:
Research and development	3,669,000	4,466,000	8,634,000	11,888,000
Related party research and development	14,000	69,000	43,000	196,000
Sales and marketing	4,924,000	4,192,000	9,152,000	8,140,000
General and administrative	2,619,000	2,860,000	5,659,000	5,881,000

Total operating expenses	11,226,000	11,587,000	23,488,000	26,105,000

Income (loss) from operations	7,456,000	(264,000)	7,719,000	(6,115,000)

Interest and investment income	40,000	124,000	105,000	385,000
Interest and investment expense	(51,000)	—	(100,000)	—
Other income, net	46,000	17,000	23,000	54,000

Income (loss) before provision for income tax	7,491,000	(123,000)	7,747,000	(5,676,000)
Provision for income tax	152,000	196,000	312,000	302,000

Net income (loss)	$7,339,000	$(319,000)	$7,435,000	$(5,978,000)

Basic net income (loss) per share	$0.16	$(0.01)	$0.16	$(0.13)
Diluted net income (loss) per share	$0.16	$(0.01)	$0.16	$(0.13)

Weighted average shares used in computing
Basic net income (loss) per share	46,240,774	46,219,562	46,230,226	46,204,804
Diluted net income (loss) per share	46,660,484	46,219,562	46,334,280	46,204,804

SELECTED BALANCE SHEET DATA

	June 30, 2009	December 31, 2008
	(Unaudited)
Balance Sheet Data:
Cash and cash equivalents	$21,860,000	$27,673,000
Short-term investments	117,000	169,000
Accounts receivable	24,351,000	11,927,000
Inventories	7,286,000	6,056,000
Long-term investments	1,985,000	1,873,000
Total assets	59,122,000	51,905,000
Total current liabilities	8,862,000	10,223,000
Total Shareholders’ equity	49,320,000	40,903,000

CONSOLIDATED STATEMENTS OF OPERATIONS

GAAP TO NON-GAAP RECONCILIATION

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Net income (loss) - GAAP basis	$7,339,000	$(319,000)	$7,435,000	$(5,978,000)
Non-GAAP adjustments:
Stock-based compensation expense	520,000	495,000	877,000	992,000

Total non-GAAP adjustments	520,000	495,000	877,000	992,000

Net income (loss) - non-GAAP basis	$7,859,000	$176,000	$8,312,000	$(4,986,000)

Basic net income (loss) per share
Non-GAAP basis	$0.17	$0.00	$0.18	$(0.11)
Diluted net income (loss) per share
Non-GAAP basis	$0.17	$0.00	$0.18	$(0.11)
Non-GAAP adjustments:
Sales and marketing	$131,000	$132,000	$264,000	$326,000
Research and development	69,000	59,000	124,000	113,000
General and administrative	320,000	304,000	489,000	553,000

Total non-GAAP adjustments	$520,000	$495,000	$877,000	$992,000